Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Saint Paul, Minn., October 30, 2006-Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today financial results for its third quarter ended September 30, 2006.

Net income for the quarter decreased 36.2% to $731,000 ($0.19 per fully diluted share) from $1,145,000 ($0.30 per fully diluted share) for the comparable period in 2005, while net income for the nine-month period ended September 30, 2006 decreased 9.6% to $1,945,000 ($0.50 per fully diluted share) from $2,152,000 ($0.56 per fully diluted share) for the comparable period in 2005.

Revenues for the third quarter were $2,996,000, a 13.5% decrease from $3,463,000 for the comparable period in fiscal 2005, while revenues for the nine-month period ended September 30, 2006 were $8,991,000, a 10.8% increase from $8,114,000 for the comparable period a year ago. Revenue from royalty income decreased 2.7% to $2,598,000 from $2,669,000 in the third quarter of 2005 and was primarily due to a change in the method of calculating royalty income on sales of ISS products by Econolite Control Products, Inc., ISS’s North American distributor. This change became effective July 1, 2006 as part of the Settlement Agreement with Econolite signed on August 3, 2006. Royalty income increased 12.6% to $7,282,000 for the nine-month period ended September 30, 2006 from $6,468,000 in the comparable nine-month period of 2005, reflecting increases in sales of the company’s Autoscope® products by Econolite. International sales for the third quarter of 2006 decreased 49.9% to $398,000 from $794,000 for the comparable quarter in 2005. The decrease was due to the reduced number of large orders shipped in the quarter to customers in Asia and Europe compared to the third quarter of 2005. International sales for the nine-month period ended September 30, 2006 increased 3.8% to $1,709,000 from $1,646,000 in the comparable period of 2005 and was due to two large sales to an Asian distributor in the second quarter. Operating expenses for the quarter were $1,687,000, a 23.3% increase from $1,368,000 in 2005 while operating expenses for the nine-month period ended September 30, 2006 increased 29.8% to $5,226,000 from $4,027,000 in the comparable period of 2005. The increases were due primarily to added engineering staff along with related payroll taxes, benefits and infrastructure to support the added staff.

Jim Murdakes, Chairman and CEO said, “We were disappointed that third quarter revenue did not meet our expectations. Royalty income compared to a year ago was flat and international sales for the quarter were down as we were not able to duplicate some of the large orders we had in the first and second quarters. Net income was also eroded by accrual of the final $175,000 payment due on our recent settlement with Econolite Control Products, Inc.”

Murdakes added, “On a more positive note, we continue to make great strides on our new product development and target shipments for the coming year are still holding. Amortization of previously capitalized software development costs, which was costing us over $22,000 per month, was completed in the third quarter and we no longer will be paying a royalty to the University of Minnesota for the patent that expired in the third quarter. This royalty expense was running about 4% of royalty income.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2005.

Image Sensing Systems, Inc.

Condensed Statement of Income

(in thousands, except per share information):

	Three-Month Periods Ended September 30		Nine-Month Periods Ended September 30
	2006	2005	2006	2005
Revenue
Royalty income	$2,598	$2,669	$7,282	$6,468
International sales	398	794	1,709	1,646
	2,996	3,463	8,991	8,114
Cost of revenue
Royalty expense	1	118	220	288
Cost of sales	208	322	753	653
	209	440	973	941
Gross profit	2,787	3,023	8,018	7,173
Operating expenses
Selling, marketing and product support	681	480	2.095	1,805
General and administrative	416	365	1,549	1,071
Research and development	590	523	1,582	1,151
	1,687	1,368	5,226	4,027
Income from operations	1,100	1,655	2.792	3,146
Other income (expense), net	(42)	66	(20)	172
Income before income taxes	1,058	1,721	2,772	3,318
Income taxes	327	576	827	1,166
Net income	$731	$1,145	$1,945	$2,152

Net income per common share
Basic	$0.20	$0.32	$0.52	$0.60
Diluted	$0.19	$0.30	$0.50	$0.56

Weighted average shares outstanding
Basic	3,733	3,625	3,718	3,576
Diluted	3,887	3,851	3,887	3,865

Image Sensing Systems, Inc.

Condensed Balance Sheet

(in thousands)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$10,816	$9,006
Investments	4,100	2,300
Receivables	2,247	3,514
Inventories	432	312
Prepaid expenses and deferred taxes	182	118
	17,777	15,250
Property and equipment, net	540	329
Goodwill and capitalized software development costs, net	1,050	1,212
	$19,367	$16,791
Liabilities and Shareowners’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,205	$923
Income taxes payable	186	94
	1,391	1,017
Deferred income taxes	52	52
Shareholders’ equity	17,924	15,722
	$19,367	$16,791

Image Sensing Systems, Inc.

Condensed Statement of Cash Flows

(in thousands)

	Nine-Month Periods Ended September 30
	2006	2005
Operating activities
Net income	$1,945	$2,152
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	277	275
Changes in operating assets and liabilities	1,620	(1,276)
Net cash provided by operating activities	3,842	1,151

Investing activities
Purchase of property and equipment	(325)	(199)
Sale (purchase) of short-term investments	(1,800)	3,250
Net cash provided by (used in) investing activities	(2,125)	3,051

Financing activity – proceeds from exercise of stock options	93	438

Increase in cash and cash equivalents	1,810	4,640
Cash and cash equivalents, beginning of period	9,006	1,262
Cash and cash equivalents, end of period	$10,816	5,902

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